Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) dated as of May 14, 2007 is by and between GETTY IMAGES, INC., a Delaware corporation (“Sublandlord”), and GOOGLE INC., a Delaware corporation (“Subtenant”).

RECITALS:

A. Pursuant to the lease dated November 30, 1999 (together with all amendments, modifications and exhibits thereto, the “Master Lease”) between Park View Waterside LLC, a Washington limited liability company, successor in interest to The Quadrant Corporation, a Washington corporation, as landlord (“Landlord”), and Sublandlord, as tenant, Sublandlord is leasing approximately 62,518 rentable square feet of space (the “Premises”) in the Waterside Building located at 651 Canal Drive, Seattle, Washington (the “Building”) and approximately 117,743 rentable square feet of space in the Park View Building located at 601 N. 34st Street, Seattle, Washington (the “Park View Building”) in the Quadrant Lake Union Center (the “Business Park”). A copy of the Master Lease is attached hereto as EXHIBIT A.

B. Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, approximately 60,071 rentable square feet of space, located on the first, second and third floors of the Building.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1.	Subleased Premises

Upon the Commencement Date, as defined below, Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord approximately 55,800 rentable square feet of space, located on the first, second and third floors of the Building (the “Subleased Premises”), as depicted on the site plan attached hereto as EXHIBIT B, upon all of the terms and conditions set forth herein. From and after December 1, 2007, the Subleased Premises shall be expanded to include the additional portion of the first floor of the Building depicted on Exhibit B-1 attached hereto, consisting of approximately 4,271 rentable square feet thereby increasing the size of the Subleased Premises to 60,071 rentable square feet. The Parties may agree at any time under this Sublease to measure the rentable square feet of the Subleased Premises in accordance with standards set forth in the Master Lease. If such measurement results in a different sum for the total rentable square feet of the Subleased Premises, and upon agreement of the Parties on any corrected measurement of rentable square feet, all provisions herein that refer to “rentable square feet” shall be modified to reflect such corrected rentable square feet and any related calculations based upon rentable square feet shall be redone to reflect the corrected rentable square feet. All provisons of this

Sublease, other than the Term and payment of rent, shall be in effect from the date of mutual execution of this Sublease and Subtenant shall provide to Sublandlord and Landlord evidence of the insurance required hereunder prior to commencement of any construction or other activity in the Subleased Premises by or on behalf of Subtenant.

2.	Term

The term of this Sublease (the “Term”) shall commence on the earlier of (a) two weeks from the date of Substantial Completion, as defined below, of the Subleased Premises pursuant to Section 3 or (b) June 1, 2007 (the earlier of such dates, the “Commencement Date”), provided in each instance that Landlord’s written consent to this Sublease has first been obtained, and shall expire on August 11, 2013 the “Expiration Date,” unless sooner terminated as provided in this Sublease. Sublandlord hereby agrees with Subtenant that Subtenant shall be entitled to negotiate a lease of the Subleased Premises directly with Landlord, to commence at the expiration of the Master Lease, provided that Landlord and Sublandlord have then amended the Master Lease to delete the area contained in the Waterside Building from the Premises leased by Sublandlord.

3.	Improvements to Subleased Premises

3.1	Sublandlord’s Work

Sublandlord shall, at its sole cost and expense, and subject to Landlord’s prior approval pursuant to Section 13.1 of the Master Lease and using union contractors, demise the first floor premises (the “Sublandlord’s Work”) to ensure that first floor tenants other than Subtenant shall have access to their premises solely through the first floor lobby area.

3.2	Space Planning

Upon mutual execution of this Sublease, Subtenant shall have the right to engage an architect/space planner to develop the preliminary drawings, plans and specifications (the “Design Documents”) for the design and construction of new carpet and paint, and any additional improvements Subtenant desires to make to the interior of the Subleased Premises (collectively, the “Subtenant Alterations”). Following Sublandlord’s and Landlord’s rights of approval and acceptance of the Design Documents, as provided for in Section 13.1 of the Master Lease, Subtenant’s architect shall develop detailed construction drawings, plans and specifications substantially in conformance with the Design Documents (the “Construction Documents”) for approval by Sublandlord and Landlord.

3.3	Construction of Improvements

Subtenant shall construct the Subtenant Alterations in accordance with the Construction Documents. “Substantial Completion” of the Subtenant Alterations shall occur when (a) the City of Seattle has issued a certificate of occupancy for the Subleased Premises, and (b) the construction of the Subtenant Alterations has reached a stage of completion at which the Subleased Premises may be or becomes occupied by Subtenant and used for their intended purpose. The fact that minor details of construction, mechanical adjustments or decorations, which do not materially interfere with Subtenant’s use and enjoyment of the Subleased Premises, remain to be performed shall not delay Substantial Completion from having occurred. Subtenant’s selection of contractors and subcontractors shall be subject to Sublandlord’s and Landlord’s reasonable approval. In selecting its contractors and subcontractors, Subtenant shall only be permitted to use Titan Electric for electrical work, and McKinstry Co. for HVAC and plumbing work to be performed, provided that each such contractor offers competitive pricing for the work, unless otherwise approved by Sublandlord. All work shall be done by union contractors and subcontractors.

3.4	Improvement Allowance

Sublandlord shall provide to Subtenant an “Improvement Allowance” of up to $837,000 ($15 per rentable square foot for each of the approximately 55,800 rentable square feet) for the Subtenant Alterations, which shall include up to $8,370 ($0.15 per rentable square foot for each of the approximately 55,800 rentable square feet) toward the cost of inital space plans, (the “Design Costs”). The Design Costs, construction and installation of the Improvements pursuant to the Construction Documents, including without limitation the cost of engineering and construction drawings, architectural fees and permits, shall be charged against the Improvement Allowance until the Improvement Allowance is exhausted. In the event that the cost of the Subtenant Alterations exceeds the Improvement Allowance, the excess shall be the sole responsibility of and be paid by Subtenant. Furthermore, in that event that the Design Costs exceed $8,370, the excess Design Costs shall be the sole responsibility of and be paid by Subtenant.

3.5	Restoration

If required by Landlord at the time Landlord and Sublandlord provides its consent to any alterations or improvements, Subtenant shall, at Subtenant’s sole cost and expense, at the expiration or termination of this Sublease, remove any alterations or improvements designated by Landlord, repair any damage caused by removal, and restore the Subleased Premises to the substantially the same condition prior to the Subtenant’s installation of the alterations or improvements.

4.	Rent

4.1	Base Monthly Rent

On the Commencement Date and on the first day of each month thereafter during the Term, Subtenant shall pay to Sublandlord the following as “Base Monthly Rent:”

Months 1-12:	$23.25 per rentable square foot/12
Months 13-24:	$24.25 per rentable square foot/12
Months 25-36:	$25.25 per rentable square foot/12
Months 37-48:	$26.25 per rentable square foot/12
Months 49-60:	$27.25 per rentable square foot/12
Months 61-72:	$28.25 per rentable square foot/12
Months 73-end:	$29.25 per rentable square foot/12

If the Commencement Date falls on other than the first day of a calendar month, rent for the first month of the term shall be prorated by dividing the number of days remaining in the month by the total number of days included in the month.

If the Expiration Date falls on other than the last day of a calendar month, rent for said month shall be pro rated by dividing the number of days remaining in the Term by the number of days included in the month.

4.2	Additional Rent

For purposes of this Sublease, “Subtenant’s Share” shall be the percentage that the approximate rentable area of the Subleased Premises as stated in this Sublease bears to the approximate rentable area of the Premises as stated in this Sublease. On the Commencement Date and on the first day of each month thereafter during the Term, in addition to the Base Monthly Rent payable pursuant to Section 4.1, Subtenant shall pay Subtenant’s Share of the amount of Operating Expenses (as defined in the Master Lease) with respect to the Premises payable by Sublandlord to Landlord pursuant to the Master Lease (“Additional Rent”). Sublandlord shall give Subtenant written notice of Sublandlord’s estimate of the amount of Additional Rent per month payable pursuant to this Section for each calendar year promptly following Sublandlord’s receipt of Landlord’s estimate of the Operating Costs payable by Sublandlord for the Premises under the Master Lease. Subtenant shall also pay to Sublandlord as Additional Rent hereunder Subtenant’s Share of any and all sums which Sublandlord may be required to pay Landlord under the terms of the Master Lease other than amounts resulting solely from Sublandlord’s default under the Master Lease.

4.3	Payment of Rent

Base Monthly Rent, Additional Rent and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent” (collectively, “Rent”) shall be paid without prior notice, demand, set off, counterclaim, deduction or defense and, except as otherwise expressly provided in this Sublease, without abatement or suspension. All Rent shall be paid to Sublandlord at the address for notices set forth in Section 19, in lawful money of the United States of America, or to such other person or at such other place as Sublandlord may from time to time designate in writing. Rent for any period during the Term that is for less than one month shall be prorated for the actual number of days in such period. If any installment of Rent due from Subtenant hereunder is not received by Sublandlord within five (5) business days of the date it becomes due, Subtenant shall pay to Sublandlord on demand an additional sum equal to five percent (5%) of the overdue amount as a late charge; provided, that, prior to the imposition of such late charge, Subtenant will be entitled to a grace period of five (5) days following notice from Sublandlord with respect to the first (1st) occurrence in any calendar year when any sum is not paid as of the date due.

5.	Right of First Opportunity

If, during the Term hereof, additional space of Sublandlord on the first floor of the Building becomes available and Sublandlord determines to re-sublease all or part of same, or Sublandlord determines to sublease all or part of Sublandlord’s space in the Park View Building (collectively, the “Right of First Opportunity Space”), Sublandlord shall notify Subtenant of the Base Monthly Rent at which Sublandlord is willing to lease the offered Right of First Opportunity Space. If Subtenant elects, by written notice to Sublandlord within five (5) business days after receipt of Sublandlord’s notice, to lease the offered Right of First Opportunity Space for such Base Monthly Rent, such Right of First Opportunity Space shall be leased to Subtenant pursuant to this Sublease at the specified Base Monthly Rent commencing at such date as the parties shall mutually agree and in no event later than the date which is thirty (30) days from the date of Subtenant’s notice of exercise hereunder, subject to Landlord’s approval. Sublandlord and Subtenant shall promptly execute an amendment to this Sublease reflecting the addition of such Right of First Opportunity Space to the Premises (and redefining the Building to include the Park View Building, if applicable) and the Base Monthly Rent applicable thereto. If Subtenant does not timely exercise its rights hereunder, Sublandlord may lease the Right of First Opportunity Space to third parties for an amount equal to or greater than the Base Monthly Rent specified in Sublandlord’s notice. In no event shall Subtenant have the right to lease less than all of the Right of First Opportunity Space offered by Sublandlord.

6.	Use

Subtenant shall use the Subleased Premises only for the purpose of general office use in accordance with Section 7.1 of the Master Lease, which may include, subject to Landlord’s prior written approval, providing a cafeteria for Subtenant’s employees in accordance with Section 6.1 and allowing Subtenant’s employees to bring their dogs to work in compliance with the provisions of Section 6.2.

6.1	Dining Facilities

(a) Incidental to Subtenant’s permitted use but subject to Landlord’s and Sublandlord’s approval of all of the details of the location, design and construction thereof and subject to all of the other terms of this Lease, Subtenant shall have the right, but not the obligation, at its expense and in accordance with applicable Laws, to use a portion of the Subleased Premises for the installation and operation of dining facilities (the “Dining Facilities”), including facilities for food and beverage preparation, handling, cooking and other associated facilities.

(b) If Subtenant so installs, maintains or operates such Dining Facilities, Subtenant shall, at Subtenant’s sole cost and expense:

(i) Install and maintain in all cooking areas, chemical fire extinguishing devices (such as an ansul) approved by the Fire Insurance Rating Organization having jurisdiction over the Subleased Premises and, if gas is used in the Subleased Premises for cooking or other purposes, suitable gas cut-off devices (manual and automatic);

(ii) Prevent fat, grease, or any other greasy substance from (x) entering the waste lines of’ the Building by using grease trap or similar device(s) and (y) accumulating in the exhaust hoods and fans;

(iii) Handle and dispose of all rubbish, garbage and waste from the Dining Facilities in accordance with all applicable Laws and in areas designated by Landlord from time to time in accordance with reasonable regulations established by Landlord and not permit the accumulation of any rubbish or garbage in, on, or about any part of the Building. All food or food product rubbish, garbage or’ waste shall be stored in closed containers and kept in refrigerated areas, to be installed at Subtenant’s expense. Subtenant shall also be responsible for the costs of removal of the food related waste and must obtain Landlord’s approval of the location for the refrigerated dumpster. Subtenant shall obtain Landlord’s approval of the vendors related to the grease traps and waste and other aspects of the Dining Facility. Subtenant will make the maintenance records on the grease trap, fire extinguishers, etc., available for review by Landlord’s Property Manager.

(c) In connection with the installation, maintenance or operation of the Dining Facilities, Subtenant shall not use the plumbing facilities of the Building for any purpose other than that for which they were constructed, or dispose of any garbage or other foreign substance therein, whether through the utilization of so-called “disposal” or similar units, or otherwise.

(d) In connection with the installation of cooking facilities in the Dining Facilities, Subtenant may, at Subtenant’s sole cost and expense, in the location(s) designated by Landlord, in accordance with, and subject to, the provisions of the Master Lease, install (i) an exhaust shaft or flue (it being agreed that Sublandlord will cooperate with Subtenant in locating appropriate space for an exhaust shaft or flue), and (ii) an exhaust fan, the location and design of which shaft and fan, and the manner and method of installation of which shaft and fan, shall be subject to Landlord’s prior written approval. Subtenant shall maintain and operate said shaft and fan in good working order and condition and in compliance with all applicable Laws. Subtenant shall be responsible for, and pay, all costs and expenses associated with or related to the installation, maintenance, repair and operation of said shaft and fan, including, without limitation, the furnishing and installation of all related ductwork. Subtenant shall, at Subtenant’s sole cost and expense, maintain in good working condition, and make all necessary repairs to and replacements of, said shaft or fan. Subtenant shall at all times cooperate with Landlord and abide by the regulations and requirements which Landlord may from time to time reasonably prescribe for the proper functioning and protection of said shaft and fan.

(e) For so long as the Dining Facilities are being used or operated as a kitchen or dining facility, the liability insurance described in Section 13 of this Sublease shall expressly cover such use and occupancy and shall include Products and Completed Operations coverage, and if alcoholic beverages are served in, at or from the Dining Facilities, said liability insurance shall also include coverage with respect to any potential liability of Landlord, Sublandlord, and Subtenant under any applicable Law.

(f) In addition to the Dining Facilities, Subtenant may also install one (1) or more standard office pantry areas and vending machines in the Premises for use by Subtenant and Subtenant’s employees, agents, contractors and invitees.

(g) Subtenant shall be responsible for complying with Landlord’s rules and regulations regarding any possible odors, insects and vermin related to the food operations.

(h) Landlord’s approval of the design of the Dining Facilities may be conditioned upon matters of concern to Landlord, such as removal of same and restoration at the end of the term.

(i). Landlord’s approval of the plans and specifications for the buildout of the Dining Facility will also be subject to Landlord’s determination of whether there is a suitable location for Subtenant’s refrigerated food waste dumpster.

6.2	Dog Policy

For purposes of this Section only, the term “ Subtenant” shall include, and be limited to, only Google Inc. Notwithstanding anything to the contrary contained elsewhere in the Lease, the Subtenant shall be permitted during the Term of the Lease, and, as applicable, each Extension Term, to bring fully domesticated and trained dogs, kept by the Subtenant’s employees as pets into the Sublease Premises, provided and on condition that:

(a) there shall not be more than five (5) dogs on any floor comprising the Sublease Premises at any one time;

(b) all dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Building or Project (including the Sublease Premises) or cause any loud noise whether through barking, growling or otherwise;

(c) any dog brought into and remaining in the Building shall be limited to the hours between 6:00 a.m. and 8:00 p.m. and shall be brought into the Building and the Sublease Premises through the loading bay and freight elevator only (it being agreed and understood that Subtenant may be required to request overtime freight elevator service if the dogs vacate the Building at hours other than during normal business hours for the Building);

(d) all dogs shall remain in the Sublease Premises and not wander throughout the Building or otherwise be left unattended;

(e) while outside the Sublease Premises (i.e., in any common area of the Building or Project), all dogs shall be kept on leashes and accompanied by Google employees;

(f) upon Landlord’s request from time to time, Subtenant shall provide Landlord with evidence of all current vaccinations for dogs having access to the Sublease Premises and the Building or Project;

(g) Subtenant shall be responsible for any additional cleaning costs and all other costs which may arise in connection with the dogs’ presence;

(h) Subtenant shall be liable for, and hereby agrees to indemnify and hold Landlord and Sublandlord and all of Landlord and Sublandlord’s agents, invitees, contractors, licensees and employees (“Landlord Parties”) harmless from any and all claims arising from any and all acts (including but not limited to biting and causing bodily injury to, or damage to the property of, another tenant, subtenant, occupant, licensee, invitee or an employee of Landlord or Sublandlord or any of the Landlord Parties) of, or the presence of, any dog in or about the Sublease Premises, the Building or the real property upon which the Building or Project is located (the “Real Property”);

(i) Subtenant shall immediately remove any dog waste and excrement from the Sublease Premises, the Building and the Real Property. If Landlord or Sublandlord reasonably determines that Landlord or Sublandlord has incurred or is incurring increased janitorial (interior or exterior) maintenance costs as a result of the dogs’ presence, Subtenant shall reimburse Landlord or Sublandlord for such costs as Additional Rent within twenty (20) days of Landlord’s or Sublandlord’s demand;

(j) if, at any time during the Term, (x) Landlord or Sublandlord receives complaints from other tenants or occupants of, or invitees to, the Building regarding (i) the dogs’ activities, (ii) the dogs’ noise level or (iii) allergic reactions suffered as a result of the presence of any dog, or (iv) otherwise related to the dogs, or (y) Landlord or Sublandlord reasonably determines that the presence of any and all non-service dogs is disruptive to the maintenance and operation of the Building or Project or otherwise reduces the value or reputation or marketability of the Building or Project or is in violation of the Covenants, Conditions and Restrictions applicable to the Project, or (z) Subtenant has failed to comply with any of the provisions set forth in this Section, Sublandlord or Landlord shall notify Subtenant thereof and, Landlord or Sublandlord may revoke Subtenant’s rights under this Section;

(k) no dog with (or suspected of having) fleas is to be brought into the Building;

(l) Subtenant shall be responsible for, and indemnify, defend, protect and hold Landlord and Sublandlord harmless from and against any and all costs to remedy any and all damages caused to the Building, the Real Property or any portion thereof or to the Sublease Premises or subpremises or property of any occupant or visitor to the Building or the Real Property by any dog; and

(m) Subtenant shall comply with all applicable Laws associated with or governing the presence of a dog within the Sublease Premises and/or the Building and such presence shall not violate the Certificate of Occupancy.

7.	Subtenant’s Maintenance

Subtenant shall, at Subtenant’s own cost and expense and without liens, keep, repair, maintain and replace the Subleased Premises, and every non-structural portion thereof, including all fixtures, equipment and the Subtenant Alterations, in Class “A” order, condition and repair and shall make all replacements necessary to keep the same in such condition. Subtenant shall not commit or suffer to be committed any waste in or upon the Subleased Premises or any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the Building.

8.	Alterations

Subtenant shall not make any alterations, additions or improvements in the Subleased Premises without first obtaining Sublandlord’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and also complying with the requirements applicable to alterations, additions and improvements imposed by the Master Lease (including without limitation obtaining Landlord’s written consent). All such alterations, additions and improvements shall be at the cost and expense of Subtenant, and shall become the property of Sublandlord (or Landlord pursuant to the Master Lease) and shall remain in and be surrendered with the Subleased Premises as a part thereof at the termination of this Sublease, without disturbance, molestation or injury, except for any improvements that Sublandlord may elect and require as part of its written consent to require Subtenant to remove (or Landlord may require as part of its written consent to be removed). Subtenant agrees to comply with all laws, ordinances, rules and regulations of the appropriate city or county, and any other authorized public authority, in performing any work in the Subleased Premises.

9.	Parking

Commencing with the Commencement Date, Subtenant shall pay Sublandlord for the right to use two (2) parking stalls per 1,000 rentable square feet of the Premises, for access to the Building parking garage (the “Garage”) throughout the Term (the “Parking Stalls”), at an initial rate of $115.93 per stall, per month, which rate shall increase by 3% as of August 13 of each year. For purposes of calculating the number of Parking Stalls under this Section, the rentable square feet of the Premises shall be rounded up or down to the nearest one thousand. Sublandlord shall provide Subtenant with one parking access card (“Parking Card”) per stall under this section.

10.	Signage

Sublandlord shall list Subtenant on a directory board in the lobby on the second floor of the Building. Subtenant may, at its sole cost, install and maintain signage at the entrance of the Subleased Premises, either on the door, the adjacent relight or the adjacent wall. The size and design of such directory listing and signage shall be subject to Sublandlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and also to Landlord’s approval as set forth in the Master Lease. Subtenant may, at its sole cost, and subject to Landlord’s approval and the terms and conditions set forth in the Master Lease, install one sign on the exterior of the Building, with the size and design to be subject to the further approval of Sublandlord. Subtenant shall remove all signage (both interior and exterior) at the end of the Term, and repair any damage caused by such removal or the prior installation and restore the Building interior and façade to the condition satisfactory to Landlord pursuant to the Master Lease.

11.	Access

Subtenant and its employees, invitees and agents shall have access to the Subleased Premises 24 hours per day, seven days per week. Subtenant shall be provided, at no charge, with an access card for each of Subtenant’s employees for the proximity reader card system controlling access to the Building’s exterior doors, and elevators. A customary fee shall be charged for additional or replacement cards. Subject to the terms of the Master Lease, Subtenant shall have the right to use the Common Areas (as defined in the Master Lease) on a non-exclusive basis with Landlord, Sublandlord, other tenants in the Building and the Business Park and their respective officers, employees, guests, invitees and agents.

12.	Roof Rights

Subtenant may access and/or use the roof of the Building consistent with and subject to the terms of the Master Lease (including installing and maintaining Antennae, as defined in the Master Lease, for Subtenant’s own use) and subject to Sublandlord’s prior written approval in all instances.

13.	Insurance

13.1	Subtenant’s Insurance

Subtenant shall procure and maintain throughout the Term, at Subtenant’s expense, the insurance which satisfies the requirements of the Master Lease and the following:

(a) Commercial general public liability insurance, insuring Subtenant against liability arising out of this Sublease and the use, occupancy, or maintenance of the Subleased Premises and all areas appurtenant thereto. Such insurance shall be in the amount of not less than $5,000,000 combined single limit (or through a combination of primary and umbrella coverage) for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. Such policy shall insure the operations of independent contractors and contractual liability (covering the indemnity in Section 17.1) and shall: (i) name Landlord and Sublandlord as additional insureds, and (ii) provide that it is primary and noncontributing with any insurance in force or on behalf of Landlord and/or Sublandlord.

(b) Standard form property insurance insuring against the perils of fire, extended coverage, vandalism, malicious mischief, special extended coverage (“All-Risk”) and sprinkler leakage. This insurance policy shall be upon all personal property for which Subtenant is legally liable or that was installed at Subtenant’s expense, or that is located in the Subleased Premises, including without limitation all Subtenant’s or Sublandlord’s furnishings, fixtures, furniture, fittings, and equipment and all improvements to the Subleased Premises installed by Subtenant, or Sublandlord or Landlord in an amount not less than 90% of the full replacement cost thereof. Such policy shall also include business interruption coverage, covering direct and indirect loss of Subtenant’s earnings attributable to Subtenant’s inability to use fully or obtain access to the Subleased Premises, in an amount as will properly reimburse Subtenant. Such policy shall name Sublandlord, Landlord and any mortgagees of Landlord as insured parties, as their respective interests may appear.

(c) Workman’s compensation and employer’s liability insurance (as required by state law).

(d) Pollution Liability Coverage Insurance in the amount of at least $1,000,000 providing coverage for any environmental remediation costs and other liabilities arising out of any contamination or other release of Hazardous Substances attributable to Subtenant’s use of the Subleased Premises, which policy shall name Landlord and Sublandlord as additional insureds.

13.2	Policies

All policies of insurance to be obtained by Subtenant hereunder shall be in a form satisfactory to Landlord and Sublandlord and shall be issued by insurance companies holding a General Policyholder Rating of “A” and a Financial Rating of “X” or better in the most current issue of Best’s Insurance Guide. Subtenant shall provide Sublandlord (or, if requested, Landlord) with certificates of such insurance at least ten (10) days prior to the Commencement Date. No policy shall be cancelable or reducible in coverage except after 30 days’ prior written notice to Sublandlord and Landlord. Subtenant shall, within five (5) days after mutual execution of this Sublease and prior to any activity in the Sublease Premises by or on behalf of Subtenant and ten (10) days prior to the expiration of such policies, furnish Landlord and Sublandlord with renewals or “binders” thereof, or Sublandlord may order such insurance and charge the cost thereof to Subtenant as Additional Rent.

13.3	Proceeds

The proceeds of any insurance policies maintained by or for the benefit of Sublandlord and/or Landlord shall belong to and be paid over to Sublandlord and/or Landlord as appropriate. Any interest or right of Subtenant in any such proceeds shall be subject to Sublandlord’s and/or Landlord’s interests and rights in such proceeds.

13.4	Notification of Accidents

Subtenant shall promptly notify Sublandlord of any casualty or accident occurring on or about the Premises.

14.	Master Lease

14.1	Compliance with Master Lease

Subtenant agrees that it will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, including without limitation surrendering possession of the Subleased Premises to Sublandlord no later than the expiration or termination date of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder.

14.2	Landlord’s Obligations

Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Landlord or otherwise, including, without limitation, heat, air conditioning, ventilation, life-safety, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, or (b) liability on the part of Sublandlord, except to the extent caused by Sublandlord’s gross negligence or willful misconduct. Notwithstanding the foregoing, Sublandlord shall promptly take such action as may reasonably be indicated, under the circumstances, to secure such performance upon Subtenant’s written request to Sublandlord to do so and shall thereafter diligently prosecute such performance on the part of Landlord.

14.3	Master Lease and Sublease Terms

(a) Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease.

(b) This Sublease is and shall be at all times subject and subordinate to the Master Lease.

(c) Subject to the limitations on Sublandlord’s obligations set forth in Section 14.2 above, the terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant.

(d) The time limits contained in the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by three (3) days, so that in each instance Subtenant shall have three (3) days less time to observe or perform hereunder than Sublandlord has as the tenant under the Master Lease. The time limits contained in the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of Landlord, or for the exercise by Landlord of any right, remedy or option, are changed for the purposes of incorporation herein by reference by lengthening the same in each instance by three (3) days, so that in each instance Sublandlord shall have three (3) days more time to observe or perform hereunder than Landlord has under the Master Lease.

(e) Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord, that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

(f) Any right of Landlord under the Master Lease of access or inspection and any right of Landlord under the Master Lease to do work in the Premises or in the Building and any right of Landlord under the Master Lease in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

(g) In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

(h) In all provisions of the Master Lease requiring the tenant thereunder to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(i) Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain.

(j) Notwithstanding the terms this Section, Subtenant shall have no rights nor obligations under Sections 1, 1A, 2 through 6, the first sentence of Section 13.1, Sections 14.4 and 36 and the Exhibits (other than Exhibit D) of the Master Lease.

14.4	Termination of Master Lease

If for any reason the term of the Master Lease shall terminate prior to the scheduled expiration of the Term, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless (a) Subtenant shall not then be in default hereunder beyond any applicable notice and cure period and (b) such termination shall have been effected because of the breach or default of Sublandlord under the Master Lease or by reason of the voluntary termination or surrender of the Master Lease by Sublandlord.

15.	Assignment and Subletting

Subtenant shall not assign this Sublease, or sublet the Subleased Premises or any part thereof, either by operation of law or otherwise, or permit any other party to occupy all or any part of the Subleased Premises, without first obtaining the written consent of Sublandlord, which shall not be unreasonably withheld, conditioned or delayed, and the written consent of Landlord pursuant to the terms of the Master Lease. Notwithstanding the foregoing, Subtenant may assign this Sublease or sublet the Subleased Premises to those entities described in Section 1A.5.1 of the Master Lease, in accordance with the terms of that Section 1A.5.1, provided, that, subject to Landlord’s prior written consent, Subtenant may satisfy the net worth requirements stated in Section 1A.5.1 by providing a parental guaranty of the assignee’s obligations.

16.	Commissions

Any commissions payable to Colliers International, which represents Sublandlord, as a result of the execution of this Sublease shall be paid by Sublandlord pursuant to a separate commission contract. Subtenant represents and warrants to Sublandlord that it has dealt exclusively with Warren Wixen – Real Estate Services and Flinn Ferguson Corporate Real Estate, and that only the following commission is due and payable solely to Flinn Ferguson

Corporate Real Estate as a result of execution of this Sublease: $174,096.00 due and payable upon mutual execution of this Sublease and $174,096.00 due and payable on the Commencement Date. Each party represents and warrants to the other that it has not had dealings with any other real estate broker, agent or salesperson with respect to this Sublease that would cause the other party to have any liability for any commissions or other compensation to such broker, agent or salesperson, and that no such broker, agent or salesperson has asserted any claim or right to any such commission or other compensation. Such representing party shall defend and indemnify the other party and hold the other party harmless from and against any and all loss, cost, liability, damage and expense (including reasonable attorneys’ fees) whatsoever that may arise out of the breach of such representation and warranty.

17.	Indemnity

17.1	Indemnification

Subtenant shall indemnify, defend and hold harmless (using legal counsel reasonably acceptable to Sublandlord) Sublandlord from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, which the Sublandlord may incur or pay out (including, without limitation, to Landlord) by reason of or in connection with (a) Subtenant’s occupation, use or improvement of the Premises, or that of its employees, contractors or agents; or (b) any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises (unless and to the extent that the same shall have been caused by Sublandlord’s gross negligence or wrongful act or the gross negligence or wrongful act of Landlord), (c) any liabilities to or claims by third parties resulting from any breach or default hereunder by Subtenant, (d) the successful enforcement of the Sublandlord’s rights under this Section or any other Section of this Sublease, or (e) any act, omission or negligence on the part of Subtenant and/or its officers, partners, employees, agents, customers and/or invitees, or any person claiming through or under Subtenant. Solely to give full force and effect to Subtenant’s indemnity and not for the benefit of Subtenant’s employees or third parties, agents or contractors, Subtenant waives its immunity under Washington Industrial Insurance Act, RCW Title 51. This indemnity shall survive the expiration or termination of the Term.

17.2	Limitation of Sublandlord’s Liability

Sublandlord shall not be liable for personal injury or property damage to Subtenant, its officers, agents, employees, invitees, guests, licensees or any other person in the Subleased Premises, except to the extent caused by Sublandlord’s gross negligence or willful misconduct. Any property of Subtenant kept or stored in the Subleased Premises shall be kept or stored at the sole risk of Subtenant.

17.3	Waiver of Subrogation

Anything in this Sublease to the contrary notwithstanding, Subtenant and Sublandlord each waives its entire right of recovery, claims, actions, or causes of action against the other (and against Landlord, pursuant to the Master Lease) for loss or damage to the Subleased Premises, Building(s) or surrounding property, or any personal property of such party therein that is caused by or incident to the perils covered by normal extended coverage clauses of standard fire insurance policies carried by the waiving party and in force at the time of damage or loss. Subtenant and Sublandlord each waives any right of subrogation it may have against the other party to the extent of recovery under any such insurance, and shall cause each insurance policy obtained by it to provide that the insurance company waives all right to recovery by way of subrogation against the other party in connection with any such loss or damage. If either Sublandlord or Subtenant is unable to obtain its insurer’s permission to waive any claim against the other party, such party shall promptly notify the other party of such inability.

18.	Landlord’s Consent

This Sublease is contingent upon Landlord, Sublandlord and Subtenant executing a consent substantially in the form attached hereto as EXHIBIT C (“Landlord’s Consent”). Sublandlord shall solicit Landlord’s consent to this Sublease promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant. In the event Landlord’s written consent to this Sublease has not been obtained within ninety (90) days after mutual execution of this Sublease, then this Sublease may be terminated by either party immediately upon written notice to the other delivered prior to Sublandlord obtaining Landlord’s Consent, and upon such termination neither party hereto shall have any further rights against or obligations to the other party hereto. To the extent the terms of this Sublease conflict with the terms of the Landlord’s Consent, the Landlord’s Consent shall govern.

19.	Notices

All notices under this Sublease shall be in writing. Notices shall be effective (a) three (3) business days after mailing by certified mail, return receipt requested, or (b) when personally delivered, in each case to the address of the receiving party set forth below:

To Subtenant:	Google Inc.
651 Canal Drive, Suite
Seattle, WA 98103
Attention:

With copies to:	Google Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attention: Legal Department / Real Estate Matters

To Sublandlord:	Getty Images, Inc. 601 North 34th Street Seattle, WA 98103 Attention: [CFO]

Either party may change its address for notices by notice to the other from time to time.

20.	Attorneys’ Fees

In the event either party brings a legal action against the other party to enforce its rights hereunder, the substantially prevailing party shall be entitled to receive reimbursement from the other party of such prevailing party’s costs incurred in such legal action (including the costs of appeal), including the reasonable fees and disbursement of the prevailing party’s attorneys, in addition to all other rights and remedies available to the prevailing party at law or in equity.

21.	Complete Agreement

This Sublease contains the entire agreement of the parties with respect to the Subleased Premises and supersedes all prior or contemporaneous writings or discussions relating to the agreements provided for herein. This Sublease may not be amended except by a written document executed after the date hereof by the duly authorized representatives of Subtenant and Sublandlord.

22.	Warranty and Representation of Authority

The parties each represent to the other that the person or persons executing this Sublease have authority to do so and to bind the parties hereunder. All consents, permissions and approvals related to entry into this Sublease, and the obligations hereunder, have been obtained.

23.	Counterparts

This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease the day and year first above written.

Subtenant:

GOOGLE INC.

By	/s/ DAVID RADCLIFFE
Name:	David Radcliffe
Title:	VP REAL ESTATE

Sublandlord:

GETTY IMAGES, INC.

By	/s/ THOMAS OBERDORF
Name:	Thomas Oberdorf
Title:	SVP, Chief Financial Officer